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                                  EXHIBIT 99.1

NEWS RELEASE

                   MARTINELLI TO RETIRE FROM THE GEON COMPANY

CLEVELAND, OHIO -- December 2, 1997 -- The Geon Company (NYSE: GON) announced today that Edward C. Martinelli, senior vice president for corporate development, will retire after a 34- year career with Geon. The move will be effective January 31, 1998.

Martinelli, 56, joined the Geon Vinyl Division of the BFGoodrich Company upon graduation from the University of Delaware in 1963. He has been a member of Geon's senior management team since the Company's spinoff from BFGoodrich in 1993.

"Ed has had a long history with Geon, and his impact has been felt throughout the Company," said William F. Patient, chairman, president and chief executive officer of Geon. "His leadership within our resin, compounds and intermediates segments has been instrumental to the success of Geon as a young public company. We will miss the vast operational expertise and dedication he has brought to the Geon team, and we wish him the best in his retirement."

Martinelli has played a key role in the Company's progress in recent years, Patient said. As examples, he cited the expansion of Geon's vinyl chloride monomer plant in LaPorte, Texas, and the joint venture with Olin Corporation, which will lower Geon's raw material costs by supplying chlorine to the LaPorte plant. Patient also noted Martinelli's significant contributions to productivity and safety.

Martinelli started at BFGoodrich as an associate engineer and was involved in the design, construction and startup of the Company's Pedricktown, New Jersey, plant in 1969. He served in a series of leadership positions with BFGoodrich, culminating with his selection in 1987 as senior vice president of Geon Vinyl Division Operations. In 1995, he was named senior vice president, commercial, of Geon. Earlier this year, he was appointed to his present position, with responsibility for assessing strategic business opportunities for growth.

He has a bachelor's degree in chemical engineering and is a 1985 graduate of the Harvard Business School Advanced Management Program.

Martinelli is a member of the board of directors of the Great Lakes Science Center and the Greater Cleveland chapter of the American Red Cross. He and his wife, Sandy, live in Westlake. They have a son and a daughter.

The Geon Company is the world's largest producer of polyvinyl chloride (PVC) compounds and the second-largest PVC resin producer in North America. Its products are widely used in building materials, home appliances, electronics and automobiles. Geon employs more than 2,100 people and has 17 manufacturing plants in the United States and Canada, and joint ventures in Europe, Australia and Southeast Asia. The Company recorded sales of $1.14 billion in 1996. Additional information about Geon can be found on the World Wide Web at www.geon.com.

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Media & Investor Contact: Dennis Cocco, Director of Corporate & Investor Affairs
(216) 930-1538